                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 12, 2003



                         PACIFICARE HEALTH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                         000-21949                    95-4591529
(State or other jurisdiction of      (Commission File Number)          (IRS Employer
incorporation or organization)                                      Identification Number)

                                5995 PLAZA DRIVE
                            CYPRESS, CALIFORNIA 90630
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (714) 952-1121

ITEM 5. OTHER EVENTS.

         On February 12, 2003, PacifiCare Health Systems, Inc. ("PacifiCare"), announced in a news release (the "News Release") its fourth quarter and full year 2002 financial and operating results. A portion of the information included in the News Release is set forth below.

                                       ###

PACIFICARE HEALTH SYSTEMS ANNOUNCES 4TH QUARTER AND FULL YEAR 2002 RESULTS

         - REPORTED 4TH QUARTER EPS TOTALED $1.00 VS. ($0.35) IN 2001, ADJUSTED FOR FAS 142

         - EXCLUDING A NON-RECURRING NET CREDIT, PRO FORMA 4TH QUARTER EPS WAS $0.97, UP 28% VS. 2001

         - FOURTH QUARTER PRO FORMA RESULTS COMPARED TO 2001, ON FAS 142 ADJUSTED BASIS, INCLUDED,

                  -        37% INCREASE IN NET INCOME

                  -        71% INCREASE IN OPERATING INCOME

                  -        350 BASIS POINT DECREASE IN CONSOLIDATED MLR TO 86%

         -        FULL YEAR 2002 PRO FORMA EPS TOTALED $3.92, UP 17% OVER 2001

CYPRESS, CALIF., FEBRUARY 12, 2003 -- PacifiCare Health Systems, Inc. (NASDAQ:
PHSY), today announced that pro forma net income for the fourth quarter ended December 31, 2002, increased 37%, on a FAS 142 adjusted basis, to $35.9 million, or $0.97 per diluted share. The pro forma results exclude a $9.4 million loss ($5.8 million net of tax, or $0.16 per diluted share) primarily due to the disposition of the assets of its e-prescribing subsidiary, and an $11.1 million credit ($6.9 million net of tax, or $0.19 per diluted share) for excess reserves released after the completion of Office of Personnel Management (OPM) audits. Adjusting for the effects of the January 1, 2002 accounting change related to the adoption of FAS 142, fourth quarter pro forma net income in 2001 would have been $0.76 cents per diluted share, excluding a net restructuring charge amounting to $1.11 per diluted share.

Reported net income for the fourth quarter of 2002, including the net credit, was $37 million, or $1.00 per diluted share, versus a $0.35 loss per share in the fourth quarter of 2001 on a FAS 142 adjusted basis.

For the year ended December 31, 2002 the company's pro forma earnings per diluted share totaled $3.92, a 17% increase over the FAS 142 adjusted pro forma net income for 2001. However, the company recorded a non-cash goodwill impairment charge in the first quarter upon adoption of FAS 142, resulting in a reported full year net loss of $21.51 per diluted share.

            RECONCILIATION OF REPORTED RESULTS TO PRO FORMA RESULTS

                                                           THREE MONTHS ENDED               YEAR ENDED
                                                              DECEMBER 30,                  DECEMBER 30,
                                                           ------------------             ----------------
(In millions, except per-share amounts)                    2002          2001             2002        2001
----------------------------------------------------------------------------------------------------------
Net income:
As reported                                             $    37        $   (26)    $  (758)        $   19
Cumulative effect of change in accounting, net of tax                                  897
Impairment, disposition, restructuring and other
  charges, net of tax                                        (1)            38           2             38
---------------------------------------------------------------------------------------------------------
Pro forma net income                                    $    36        $    12     $   141         $   57
=========================================================================================================
Goodwill amortization adjustment (1)                         --             14                         58
---------------------------------------------------------------------------------------------------------
Pro forma net income, as adjusted (1)                   $    36        $    26     $   141         $  115
=========================================================================================================
Diluted earnings per share:
As reported                                             $  1.00        $ (0.77)    $(21.51)        $ 0.55
Cumulative effect of change in accounting, net of tax                                25.46
Impairment, disposition, restructuring and other
  charges, net of tax                                     (0.03)          1.11        0.07           1.11
Impact of difference between basic and diluted
  weighted average shares outstanding                                                (0.10)
---------------------------------------------------------------------------------------------------------
Pro forma net income                                    $  0.97        $  0.34      $ 3.92         $ 1.66
=========================================================================================================
Goodwill amortization adjustment (1)                         --           0.42          --           1.69
---------------------------------------------------------------------------------------------------------
Pro forma net income, as adjusted (1)                   $  0.97        $  0.76      $ 3.92         $ 3.35
=========================================================================================================

(1) As adjusted for the provisions of FAS No. 142, Goodwill and Other Intangible Assets, if adopted on January 1, 2001, for comparative purposes.


REVENUE AND MEMBERSHIP

Fourth quarter 2002 revenue of $2.7 billion was 5% below the same quarter a year ago due to an 8% decrease in commercial membership and a 20% decrease in Medicare+Choice membership, consistent with the company's planned membership reductions in 2002. Partially offsetting the impact of the membership declines were increases in commercial premium yields of 15% and Medicare+Choice premium yields of 7%. For the full year, revenue was down 5% from 2001 to $11.1 billion.

PacifiCare's medical membership was approximately 3.1 million on December 31, 2002, down 10% year-over-year and 2% below the third quarter of 2002. The year-over-year reduction in commercial membership was driven in large part by the company's planned reduction of unprofitable Texas HMO membership. The 188,000-member decrease in Medicare+Choice membership primarily was due to benefit reductions in 2002, and county exits affecting 64,000 members.

Other income, principally from the company's specialty businesses, grew 10% year-over-year, primarily due to the strong performance of the company's pharmacy benefit management subsidiary, Prescription Solutions. Prescription Solutions continued to grow its unaffiliated membership, which increased by approximately 280,000 members (21%) in the fourth quarter and rose a total of 506,000 members (45%) during the year. PacifiCare Behavioral Health's unaffiliated membership increased by 308,000 (22%) over the course of 2002.

Net investment income decreased 2% from the year-ago quarter primarily due to the impact of lower interest rates on marketable securities.

HEALTH CARE COSTS

The consolidated medical loss ratio (MLR) of 86.0% decreased 350 basis points from the fourth quarter of 2001 and increased 20 basis points sequentially. The senior MLR, which includes Medicare+Choice and Medicare Supplement products, was 84.3%, 700 basis points lower than the senior MLR in the fourth quarter of 2001 and 50 basis points lower than the third quarter of 2002. For the full year, the senior MLR decreased 350 basis points compared to 2001. The decrease was due to the implementation of significant benefit changes effective January 1, 2002, as well as the positive effect of medical management programs. Fourth quarter results included favorable changes in reserves netting to $16 million. This was made up of a $19 million favorable adjustment to senior reserves, offset by a $4 million unfavorable adjustment to commercial reserves. The adjustment to senior reserves was driven by a favorable claims experience throughout 2002, indicating the emergence of positive Medicare+Choice trends.

The fourth quarter commercial MLR of 87.9% increased 100 basis points from the prior year, and 90 basis points sequentially, but decreased 130 basis points for the full year compared to 2001. The sequential quarter increase was attributable primarily to the write-off of premiums receivable from the Federal Employees Health Plan due to unexpected retroactive membership adjustments received from these groups, and an allowance for premiums receivable from CalPERS which are still being reviewed and reconciled.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES

The selling, general and administrative (SG&A) expense ratio of 13.6% for the fourth quarter of 2002 increased by 280 basis points year-over-year. For the full year 2002 the SG&A ratio was 12.1%, 180 basis points higher than 2001. The increase in this ratio was the net result of several factors. A workforce reduction was offset by the effect of lower revenues, as well as investments made to enhance the company's infrastructure in areas such as IT and claims payment and costs related to the development and marketing of numerous new products. The SG&A ratio rose 60 basis points from the prior quarter, mainly due to increased advertising and marketing, the write-off of hardware and software associated with obsolete systems, and seasonal costs associated with the annual commercial group open enrollment process. SG&A expenses for the full year 2002 rose 12%, compared with the prior year, to $1.3 billion.

OTHER FINANCIAL DATA

Medical claims and benefits payable (MCBP) totaled $1 billion at December 31, 2002, which was comparable with the prior quarter, despite a 2% sequential decrease in membership. The incurred but not reported (IBNR) portion of MCBP increased slightly during the quarter, with an offsetting reduction in other provider capitation and risk-sharing liabilities.

During the fourth quarter of 2002 the company issued $135 million in convertible subordinated debentures. The debt, which is convertible into PacifiCare common stock after certain conditions are met, carries a 3% rate of interest and is callable in October of 2007. Proceeds from the issuance were used to reduce the outstanding balance of the company's senior credit facility and for general corporate purposes.

                                       ###

In addition, PacifiCare is filing the supplemental information set forth below, which it is making available on its website, under Item 5 of this Current Report on Form 8-K (the "Current Report").

PACIFICARE HEALTH SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)                                                                 THREE MONTHS ENDED                  YEAR ENDED
                                                                                DECEMBER 31,                    DECEMBER 31,
                                                                           ------------------------        ------------------------
(In thousands, except per-share amounts)                                   2002             2001(1)        2002            2001(1)
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
   Commercial premiums                                                $  1,257,850    $  1,169,099    $  5,009,862    $  4,795,741
   Senior premiums                                                       1,408,053       1,632,573       5,883,844       6,764,164
   Other income                                                             56,062          50,961         198,309         172,804
   Net investment income                                                    21,981          22,450          64,487         111,263
-----------------------------------------------------------------------------------------------------------------------------------
      Total operating revenue                                            2,743,946       2,875,083      11,156,502      11,843,972
Expenses:
Health care services:
   Commercial services                                                   1,105,096       1,015,878       4,381,426       4,258,412
   Senior services                                                       1,187,209       1,490,258       5,104,275       6,109,245
-----------------------------------------------------------------------------------------------------------------------------------
       Total health care services                                        2,292,305       2,506,136       9,485,701      10,367,657
-----------------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                               368,933         308,540       1,346,560       1,205,478
Amortization of intangible assets                                            5,879           5,864          23,600          23,781
Amortization of goodwill                                                        --          14,783              --          59,115
Impairment, disposition, restructuring, Office of Personnel
     Management and other (credits) charges                                 (1,711)         59,443           3,774          61,157
-----------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                     78,540         (19,683)        296,867         126,784
Interest expense                                                           (19,553)        (15,480)        (74,904)        (70,282)
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                  58,987         (35,163)        221,963          56,502
Provision for income taxes                                                  22,002          (8,745)         82,792          38,371
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting
  principle and extraordinary gain                                          36,985         (26,418)        139,171          18,131
Cumulative effect of a change in accounting principle                           --              --        (897,000)             --
Extraordinary gain on early retirement of debt                                  --              --              --             875
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                     $     36,985    $    (26,418)   $   (757,829)   $     19,006
===================================================================================================================================
Weighted average common shares outstanding
   used to calculate basic earnings (loss) per share                        35,738          34,382          35,237          33,775
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share:
  Income before cumulative effect of a change in accounting
  principle and extraordinary gain                                    $       1.03    $      (0.77)   $       3.95    $       0.54
  Cumulative effect of a change in accounting principle                         --              --          (25.46)             --
  Extraordinary gain, net                                                                       --                            0.02
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                                       $       1.03    $      (0.77)   $     (21.51)   $       0.56
===================================================================================================================================
Weighted average common shares and equivalents outstanding
   used to calculate diluted earnings (loss) per share(2)                   36,955          34,513          35,237          34,029
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share(2):
  Income before cumulative effect of a change in accounting principle
  and extraordinary gain                                              $       1.00    $      (0.77)   $       3.95    $       0.53
  Cumulative effect of a change in accounting principle                         --              --          (25.46)             --
  Extraordinary gain, net                                                                                                     0.02
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                                     $       1.00    $      (0.77)   $     (21.51)   $       0.55
===================================================================================================================================

(1) Presentation changes have been made to December 31, 2001 to conform to 2002 presentation.

(2) Dilutive potential common shares are excluded from the calculation of the year ended December 31, 2002 loss per share because they are antidilutive.


                                                                            THREE MONTHS ENDED                  YEAR ENDED
                                                                                DECEMBER 31,                    DECEMBER 31,
                                                                           ------------------------        ------------------------
OPERATING STATISTICS                                                       2002               2001         2002             2001
-----------------------------------------------------------------------------------------------------------------------------------
Medical loss ratio (health care services as a percentage of
premium revenue):
   Consolidated                                                               86.0%           89.5%           87.1%          89.7%
   Commercial                                                                 87.9%           86.9%           87.5%          88.8%
   Senior                                                                     84.3%           91.3%           86.8%          90.3%
Selling, general and administrative expenses as
    a percentage of operating revenue (excluding net
    investment income)                                                        13.6%           10.8%           12.1%          10.3%
Operating income as a percentage of operating revenue (excluding net
    investment income)                                                         2.1%           -1.5%            2.1%           0.1%
Effective tax rate                                                            37.3%           24.9%           37.3%          67.9%
-----------------------------------------------------------------------------------------------------------------------------------

                                    - more -

PACIFICARE HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)                                                                  THREE MONTHS ENDED              YEAR ENDED
                                                                                DECEMBER 31,                DECEMBER 31,
                                                                      --------------------------    --------------------------
(In thousands)                                                             2002          2001(1)        2002            2001(1)
-------------------------------------------------------------------------------------------------------------------------------
Operating activities:
Net income (loss)                                                     $    36,985    $   (26,418)   $  (757,829)   $    19,006
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
   Loss on disposal of property, plant and equipment and other             14,530          3,154         12,793          6,053
   Depreciation and amortization                                           12,201         19,000         50,284         65,808
   Deferred income taxes                                                  (12,013)        (8,341)        18,559         (3,966)
   Provision for doubtful accounts                                         (9,517)            88          6,346         22,070
   Amortization of intangible assets                                        5,879          5,864         23,600         23,781
   Employee benefit plan contributions in treasury stock                    2,546             --         12,132             --
   Impairment, disposition, restructuring, Office of Personnel
      Management and other (credits) charges                               (1,711)        59,443          3,774         61,157
   Amortization of capitalized loan fees                                    1,161          2,739          7,784          7,560
   Amortization of notes receivable from sale of fixed assets                (816)            --         (3,107)            --
   Tax benefit realized upon exercise of stock options                        720             --          1,009             21
   Unearned compensation amortization                                         227            554            693          3,632
   Amortization of discount on notes payable                                  157             --            266             --
   Cumulative effect of a change in accounting principle                       --             --        897,000             --
   Marketable and other securities impairment for other than
      temporary declines in value                                              --             --         12,543             --
   Adjustment to cash received in purchase transaction                         --             --             17             --
   Amortization of goodwill                                                    --         14,783             --         59,115
   Gain on early retirement of debt                                            --                            --         (1,800)
   Changes in assets and liabilities:
      Receivables, net                                                     48,639         18,460         82,592         16,070
      Prepaid expenses and other assets                                     5,501          8,253          2,404          7,837
      Medical claims and benefits payable                                 (16,800)       (42,600)       (51,400)      (174,900)
      Accounts payable and accrued liabilities:
        Payments for Office of Personnel Management settlement,           (11,318)        (9,102)       (65,441)        (4,510)
           net of receivable
        Other changes in accounts payable and accrued liabilities         (40,254)       (50,419)        61,479        (20,706)
      Unearned premium revenue                                            413,752        (21,173)       (73,119)       (47,305)
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows provided by (used in) operating activities             $   449,869    $   (25,715)   $   242,379    $    38,923
-------------------------------------------------------------------------------------------------------------------------------
Unearned premium revenue - primarily CMS(2)                              (413,752)        21,173         73,119         47,305
-------------------------------------------------------------------------------------------------------------------------------
Pro forma net cash flows (used in) provided by operating
  activities(2)                                                       $    36,117    $    (4,542)   $   315,498    $    86,228
-------------------------------------------------------------------------------------------------------------------------------
Investing activities:
  (Purchase) Sale of marketable securities, net                         $   (38,326)   $    63,011    $  (113,987)   $  (190,401)
  Purchase of property, plant and equipment                                 (16,296)       (26,298)       (59,274)       (77,301)
  (Purchase) Sale of marketable securities - restricted                     (14,263)         6,496       (117,368)       (17,765)
  Proceeds from the sale of property, plant and equipment                        80         25,000         12,492         25,139
  Net cash paid for acquisitions                                                 --             --             --           (500)
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows provided by (used in) investing activities             $   (68,805)   $    68,209    $  (278,137)   $  (260,828)
-------------------------------------------------------------------------------------------------------------------------------
Financing activities:
  Proceeds from 3% convertible subordinated debentures                  $   135,000    $        --    $   135,000    $        --
  Principal payments on senior credit facility and other                    (62,676)           (71)      (554,308)       (30,284)
  Credit facility amendment fees and expenses                                (5,250)          (635)       (37,789)       (12,949)
  Payments on software financing agreement                                   (2,231)            --         (2,231)            --
  Proceeds from issuance of common stock and treasury stock                   2,211             42          4,916             83
  Proceeds from the sale of 10 3/4% senior notes, net of discount                --             --        496,945             --
  Common stock registration fees                                                 (1)            --            (23)            --
  Payments of FHP senior notes                                                   --             --        (41,750)            --
  Proceeds from draw down on equity commitment arrangement                       --             --          8,928             --
  Purchase of minority interest in consolidated subsidiary                       --             --             --         (8,821)
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows provided by (used in) financing activities             $    67,053    $      (664)   $     9,688    $   (51,971)
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                       $   448,117    $    41,830    $   (26,070)   $  (273,876)
Beginning cash and equivalents                                            503,572        935,929        977,759      1,251,635
-------------------------------------------------------------------------------------------------------------------------------
Ending cash and equivalents                                           $   951,689    $   977,759    $   951,689    $   977,759
===============================================================================================================================


(1) Presentation changes have been made to December 31, 2001 to conform to 2002 presentation.

(2) Pro forma net cash flow is computed without the impact of the change in unearned premium revenue because of timing differences in when we receive payments from CMS.

                                    - more -

PACIFICARE HEALTH SYSTEMS, INC.

BALANCE SHEET DATA

(Unaudited)

                                                      DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,
(in thousands)                                                2002             2002           2001
--------------------------------------------------------------------------------------------------
Assets:
  Cash and equivalents and marketable securities      $  2,190,552    $   1,666,037   $  2,040,112
  Receivables, net                                         289,735          316,854        375,661
  Property, plant and equipment, net                       161,685          174,581        166,724
  Goodwill and intangible assets, net                    1,226,120        1,234,811      2,181,986
  Other assets                                             383,041          410,280        331,563
--------------------------------------------------------------------------------------------------
    Total assets                                      $  4,251,133    $   3,802,563   $  5,096,046
--------------------------------------------------------------------------------------------------
Liabilities and equity:
  Total medical claims and benefits payable           $  1,044,500    $   1,061,300   $  1,095,900
  Long-term debt, due within one year                      107,235           99,395            124
  Long-term debt, due after one year                       731,794          669,395        794,309
  Other liabilities                                      1,039,299          683,692      1,171,928
  Total stockholders' equity                             1,328,305        1,288,781      2,033,785
--------------------------------------------------------------------------------------------------
    Total liabilities and equity                      $  4,251,133    $   3,802,563   $  5,096,046
--------------------------------------------------------------------------------------------------

MEMBERSHIP DATA

                                                      DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,
                                                              2002             2002           2001
--------------------------------------------------------------------------------------------------
Commercial:
  HMO                                                    2,252,000        2,296,400      2,439,600
  PPO and indemnity                                         75,100           63,800         38,400
  Employer self-funded                                      34,800           34,500         42,400
                                                       -------------------------------------------
                                                         2,361,900        2,394,700      2,520,400
                                                       -------------------------------------------
Senior Solutions:
  HMO                                                      760,500          779,200        948,500
  Medicare supplement                                       15,600           15,400         11,000
                                                       -------------------------------------------
                                                           776,100          794,600        959,500
                                                       -------------------------------------------
Total HMO & other membership                             3,138,000        3,189,300      3,479,900
                                                       -------------------------------------------
Pharmacy benefit management (A)                          4,647,600        4,430,700      4,517,100
Behavioral health (A)                                    3,876,000        3,711,300      3,710,600
Dental (A)                                                 615,000          631,700        832,100

----------
(A) Includes PacifiCare HMO membership and unaffiliated membership.

PACIFICARE HEALTH SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO PRO FORMA RESULTS

                                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                                       -------------------------------------  --------------------
                                                                         DECEMBER 31,       SEPTEMBER 30,         DECEMBER 31,
                                                                       -----------------  ------------------  --------------------
(In millions, except per-share amounts)                                 2002      2001      2002      2001      2002        2001
----------------------------------------------------------------------------------------------------------------------------------
Net (loss) income:
As reported                                                            $   37    $  (26)   $   44    $   17    $  (758)    $   19
Cumulative effect of a change in accounting principle, net of tax          --        --        --        --        897         --
Impairment, disposition, restructuring, Office of Personnel
   Management and other (credits) charges, net of tax                      (1)       38        --         2          2         39
Gain on early retirement of debt, net of tax                               --        --        --        (1)        --         (1)
----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income                                                   $   36    $   12    $   44    $   18    $   141     $   57
==================================================================================================================================
Goodwill amortization adjustment (1)                                       --        14        --        15         --         58
----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income, as adjusted (1)                                  $   36    $   26    $   44    $   33    $   141     $  115
==================================================================================================================================

Diluted (loss) earnings per share:
As reported                                                            $ 1.00    $(0.77)   $ 1.20    $ 0.50    $(21.51)    $ 0.55
Cumulative effect of a change in accounting principle, net of tax          --        --        --        --      25.46         --
Impairment, disposition, restructuring, Office of Personnel
   Management and other (credits) charges, net of tax                   (0.03)     1.11        --      0.04       0.07       1.13
Gain on early retirement of debt, net of tax                               --        --        --     (0.02)        --      (0.02)
Impact of difference between basic and diluted weighted average
   shares outstanding (2)                                                  --        --        --        --      (0.10)        --
----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income                                                   $ 0.97    $ 0.34    $ 1.20    $ 0.52    $  3.92     $ 1.66
==================================================================================================================================
Goodwill amortization adjustment (1)                                       --      0.42        --      0.43         --       1.69
----------------------------------------------------------------------------------------------------------------------------------
Pro forma net income, as adjusted (1)                                  $ 0.97    $ 0.76    $ 1.20    $ 0.95    $  3.92     $ 3.35
==================================================================================================================================

Operating income (loss):
As reported                                                            $   79    $  (19)   $   90    $   50    $   297     $  127
Impairment, disposition, restructuring, Office of Personnel
   Management and other (credits) charges                                  (2)       59        --         3          4         61
----------------------------------------------------------------------------------------------------------------------------------
Pro forma operating income                                             $   77    $   40    $   90    $   53    $   301     $  188
==================================================================================================================================
Goodwill amortization adjustment (1)                                       --        15        --        15         --         59
----------------------------------------------------------------------------------------------------------------------------------
Pro forma operating income, as adjusted (1)                            $   77    $   55    $   90    $   68    $   301     $  247
==================================================================================================================================

Operating income (loss) as a percentage of operating revenue: (3)
As reported                                                               2.1%     -1.5%      2.5%      0.8%       2.1%       0.1%
Pro forma operating income as a percentage of operating revenue           2.0%      0.6%      2.5%      0.9%       2.1%       0.7%
Pro forma operating income as a percentage of operating
   revenue, as adjusted (1)                                               2.0%      1.1%      2.5%      1.4%       2.1%       1.2%

----------
(1) As adjusted for the goodwill nonamortization provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets,as if adopted on January 1, 2001.

(2) Generally accepted accounting principles (GAAP), requires the use of basic weighted average shares outstanding when reporting a net loss. The diluted weighted average shares outstanding were 36,137 for the year ended December 31, 2002.

(3)   Excluding net investment income.

                         PACIFICARE HEALTH SYSTEMS, INC.
                             MEMBERSHIP INFORMATION

                                 DECEMBER 31, 2002              SEPTEMBER 30, 2002               DECEMBER 31, 2001
                            ----------------------------     ---------------------------    ---------------------------
(in thousands)              COMMERCIAL   SENIOR   TOTAL      COMMERCIAL  SENIOR   TOTAL     COMMERCIAL  SENIOR   TOTAL
                            ----------------------------     ---------------------------    ---------------------------
HMO MEMBERSHIP
Arizona                          141.3     88.4    229.7          148.4    89.0    237.4         144.0   104.6    248.6
California                     1,543.0    386.1  1,929.1        1,567.0   395.2  1,962.2       1,579.0   487.0  2,066.0
Colorado                         178.3     57.6    235.9          181.6    58.4    240.0         202.3    60.3    262.6
Guam                              32.2        -     32.2           31.5      -      31.5          36.4       -     36.4
Nevada                            24.3     27.4     51.7           24.5    28.1     52.6          36.1    30.9     67.0
Oklahoma                         101.1     19.8    120.9          103.7    20.5    124.2          91.3    30.2    121.5
Oregon                            68.0     25.3     93.3           71.5    25.6     97.1          93.2    26.8    120.0
Texas                            101.1    100.4    201.5          103.8   106.1    209.9         180.4   149.6    330.0
Washington                        62.7     55.5    118.2           64.4    56.3    120.7          76.9    59.1    136.0
                            ----------------------------     ---------------------------    ---------------------------
  Total HMO                    2,252.0    760.5  3,012.5        2,296.4   779.2  3,075.6       2,439.6   948.5  3,388.1
                            ----------------------------     ---------------------------    ---------------------------
OTHER MEMBERSHIP
PPO and indemnity                 75.1        -     75.1           63.8      -      63.8          38.4       -     38.4
Medicare supplement                  -     15.6     15.6              -    15.4     15.4             -    11.0     11.0
Employer self-funded              34.8        -     34.8           34.5      -      34.5          42.4       -     42.4
                            ----------------------------     ---------------------------    ---------------------------
  Total other membership         109.9     15.6    125.5           98.3    15.4    113.7          80.8    11.0     91.8
                            ----------------------------     ---------------------------    ---------------------------
  Total HMO & other            2,361.9    776.1  3,138.0        2,394.7   794.6  3,189.3       2,520.4   959.5  3,479.9
                            ============================     ===========================    ===========================

                                          DECEMBER 31, 2002               SEPTEMBER 30, 2002              DECEMBER 31, 2001
                                 -------------------------------- -------------------------------- --------------------------------
(in thousands)                   PACIFICARE                       PACIFICARE                       PACIFICARE
                                     HMO    UNAFFILIATED   TOTAL      HMO    UNAFFILIATED   TOTAL      HMO    UNAFFILIATED  TOTAL
                                 -------------------------------- -------------------------------- --------------------------------
SPECIALTY MEMBERSHIP
Pharmacy benefit management (1)     3,012.5      1,635.1  4,647.6    3,075.6      1,355.1  4,430.7    3,388.1      1,129.0  4,517.1
Behavioral health (2)               2,194.7      1,681.3  3,876.0    2,225.6      1,485.7  3,711.3    2,337.2      1,373.4  3,710.6
Dental (2)                            403.8        211.2    615.0      413.5        218.2    631.7      635.3        196.8    832.1

(1) Pharmacy benefit management PacifiCare HMO membership represents members that are in our commercial or senior HMO. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(2) Dental and behavioral health PacifiCare HMO membership represents members that are in our commercial HMO that are also enrolled in our dental or behavioral health plan.

                        PACIFICARE HEALTH SYSTEMS, INC.
     PERCENT OF HMO MEMBERSHIP UNDER CAPITATED VS. RISK-BASED ARRANGEMENTS


                                    HOSPITAL                                  PHYSICIAN
                   -----------------------------------------  -----------------------------------------
                    12/31/02   9/30/02   6/30/02   12/31/01    12/31/02   9/30/02   6/30/02   12/31/01
                   -----------------------------------------  -----------------------------------------
COMMERCIAL
     CAPITATED           46%       46%       46%        48%         78%       78%       78%        79%
     RISK-BASED          54%       54%       54%        52%         22%       22%       22%        21%

SENIOR
     CAPITATED           57%       57%       57%        57%         77%       77%       77%        77%
     RISK-BASED          43%       43%       43%        43%         23%       23%       23%        23%

CONSOLIDATED
     CAPITATED           48%       48%       49%        51%         78%       78%       78%        79%
     RISK-BASED          52%       52%       51%        49%         22%       22%       22%        21%

                                       ###

RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

The statements in this Current Report, including those made by Howard G. Phanstiel, Gregory W. Scott, and Brad Bowlus that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to earnings guidance, the expected effect of strategies already implemented and those expected to be implemented by the company, expectations regarding commercial and specialty company membership growth, the positive benefits of new products and services, the company's ability to maintain the profitability of its Medicare+Choice business and continue its participation in the Medicare+Choice program, and the ability to execute the company's turnaround and transition into a diversified consumer health organization. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, failure to implement programs to achieve expected membership targets as a result of increased premiums or benefit adjustments, inability to execute cost control strategies, including medical management programs, actual medical claims differing from current estimates, inability to maintain required capital levels at the company's regulated subsidiaries, inability to maintain profitability and growth at the company's specialty businesses, provider financial problems or bankruptcy, provider contracts oversight relations and other matters, unexpected increases in competition, new regulations or laws relating to capitation, Medicare reimbursements, benefit mandates, service, utilization management, provider contracts and similar matters, inability of proposed new portfolio offerings to improve membership and profitability, and inability to comply with existing bank covenants. Additional information on factors, risks, and uncertainties that could potentially affect our financial results may be found in documents filed with the Securities and Exchange Commission.

                                       ###

ITEM 9. REGULATION FD DISCLOSURE.

      On February 12, 2003, PacifiCare Health Systems, Inc. ("PacifiCare"), announced in a news release (the "News Release") its fourth quarter and full year 2002 financial and operating results. A portion of the information included in the News Release is set forth below.

                                       ###

Howard G. Phanstiel, PacifiCare's president and chief executive officer, said, "A consistent focus on the execution of our strategic plan in 2002 continued to produce benefits in the fourth quarter. PacifiCare's stock price rose 76% during the year, significantly outperforming the managed care sector overall. We took several steps last year designed to attract new commercial membership, with the introduction of numerous new products and services as well as new alliances that are expected to expand the visibility and non-affiliated membership of our specialty companies. As we move into 2003, our plan is to continue focussing on our goal of diversifying revenues and transforming the company into a consumer health organization."

                                       ###

Commenting on membership trends, Brad Bowlus, president and chief executive officer of PacifiCare's Health Plans Division, said, "We've really been committed to our plan to maintain pricing discipline, with our January 2003 commercial price increases averaging 18.5%, net of benefit buydowns. Additionally, we've added in excess of 100,000 new commercial members in the fourth quarter of 2002 and the first quarter of 2003.

                                       ###

"We are very encouraged by the performance of our Medicare+Choice business in 2002, and believe that our successful management of this program, despite its challenges, gives us more time and flexibility to grow our commercial business while we continue to assess our future in Medicare+Choice," said Phanstiel.

                                       ###

Days claims payable for the fourth quarter decreased one-tenth of one day to
41.9 compared with the third quarter. However, days claims payable as adjusted to eliminate the portion of the company's business that is capitated increased by half a day, to 78.1 days.

"The strength of the balance sheet is evidenced by an increase in IBNR despite a continued reduction in claims processing time, and a somewhat lower membership base," said Executive Vice President and Chief Financial Officer Gregory W. Scott.

The average claim turnaround time in December was shortened by another 4% from the end of the prior quarter, bringing the total reduction for the year to 12%. Days claims receipts on hand was 6.6 days at December 31, 2002, a slight increase from 6.1 days in the third quarter and 6.2 days on hand at the close of 2001.

                                      ###

FOURTH QUARTER PRO FORMA RESULTS COMPARED TO 2001, ON FAS 142 ADJUSTED BASIS, INCLUDED,

-  19% INCREASE IN FREE CASH FLOW

Earnings before interest, taxes, depreciation, amortization, and the non-recurring net credit (EBITDA) totaled $94.9 million in the fourth quarter of 2002, compared with $109.3 million in the third quarter. Free cash flow, defined as net income plus depreciation and amortization, less capital expenditures and the non-recurring net credit, was $38 million. Total free cash flow for the year, net of all non-operational items, was $156 million, which was 42% higher than the prior year.

                                      ###

Commenting on the progress made during the year to restructure the company's balance sheet, Scott said, "We entered 2002 with $800 million in debt maturing in less than 12 months. Now, after two refinancing transactions and an extension of our bank debt, the average time to maturity of our debt has increased to more than five years."

Scott reiterated PacifiCare's previously announced 2003 guidance, stating, "We expect the momentum that was generated in 2002 to carry through into 2003, resulting in a 15% increase in net income and EPS in the range of $4.25 to $4.32."

                                       ###

In addition, PacifiCare is disclosing the supplemental information set forth below, which it is making available on its website, under Item 9 of this Current Report on Form 8-K.

                         PACFICARE HEALTH SYSTEMS, INC.
             MEDICAL CLAIMS AND BENEFITS PAYABLE (MCBP) INFORMATION

                                                                                                     THREE MONTHS ENDED
                                                                                       ---------------------------------------------
                                                                                       DECEMBER 31,    SEPTEMBER 30,    DECEMBER 30,
                                                                                               2001             2002            2002
COMMERCIAL                                                         Days in the quarter           92               92              92
------------------------------------------------------------------------------------------------------------------------------------
A                    Medical Claims and Benefits Payable ($000s) at end of period          $569,074         $604,501        $615,425
B                    Total HMO and PPO commercial members (000s) at end of period             2,473            2,360           2,325
C=A/B                Medical Claims and Benefits Payable per member at end of period        $230.11          $256.14         $264.70
D=A/
(Health care costs/
Days in quarter)     Days claims payable                                                       51.5             50.8            51.2

E                    IBNR ($000s)                                                          $388,130         $400,179        $410,357
F                    Claims expense per day                                                  $4,439           $5,238          $5,269
G=E/F                IBNR days claims payable                                                  87.4             76.4            77.9

H                    Days to turn claims(1)(2)                                                 71.3             65.5            65.5

SENIOR
------------------------------------------------------------------------------------------------------------------------------------
A                    Medical Claims and Benefits Payable ($000s) at end of period          $526,826         $456,799        $429,075
B                    Total HMO and Medicare Supplement members (000s) at end of period          959              795             776
C=A/B                Medical Claims and Benefits Payable per member at end of period        $549.35          $574.59         $552.93
D=A/
(Health care costs/
Days in quarter)     Days claims payable                                                       32.5             34.1            33.3

E                    IBNR ($000s)                                                          $394,968         $320,828        $311,660
F                    Claims expense per day                                                  $5,464           $4,056          $3,970
G=E/F                IBNR days claims payable                                                  72.3             79.1            78.5

H                    Days to turn claims(1)(2)                                                 67.2             58.8            58.8

CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
A                    Medical Claims and Benefits Payable ($000s) at end of period       $ 1,095,900       $1,061,300      $1,044,500
B                    Total members (000s) at end of period                                    3,432            3,155           3,101
C=A/B                Medical Claims and Benefits Payable per member at end of period        $319.32          $336.39         $336.83
D=A/
(Health care costs/
Days in quarter)     Days claims payable                                                       40.2             42.0            41.9

E                    IBNR ($000s)                                                          $783,098         $721,006        $722,017
F                    Claims expense per day                                                  $9,903           $9,294          $9,239
G=E/F                IBNR days claims payable                                                  79.1             77.6            78.1

H                    Days to turn claims(1)(2)                                                 68.9             62.2            62.2

I                    Days receipts on hand(3)                                                   6.2              6.1             6.6
------------------------------------------------------------------------------------------------------------------------------------

Note 1 - Excludes PPO, POS, Specialty Company and third party administered claims. These excluded claims do not materially impact the calculations.


Note 2 - December 31, 2002 days to turn claims assumes no further improvement in speed.

Note 3 - Excludes Specialty Company claims. These excluded claims do not materially impact the calculations.

                        PACIFICARE HEALTH SYSTEMS, INC.
             MEDICAL CLAIMS AND BENEFITS PAYABLE (MCBP) INFORMATION



                                                                                                   Q4 2002 COMPARED TO Q4 2001
REFERENCES/CALCULATIONS         ANALYSIS                                                       COMMERCIAL    SENIOR    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
P=line H on MCBP information    Days to turn claims - December 31, 2002                              65.5       58.8           62.2
Q= line H on MCBP information   Days to turn claims - December 31, 2001                              71.3       67.2           68.9
                                                                                               -------------------------------------
R=P-Q                           Decrease in days to turn claims from December 31, 2001
                                to December 31, 2002                                                 (5.8)      (8.4)          (6.7)

S = line F on MCBP information  Q4 2001 claims expense per day ($000s)                             $4,439     $5,464         $9,903
                                                                                               -------------------------------------
T=R*S                           Expected IBNR decrease from improved speed of claims
                                payments                                                         ($25,746)  ($45,898)      ($66,350)

U = line B on MCBP information  Total members at December 31, 2001 (000s)                           2,473        959          3,432

V =T/U                          IBNR decrease per member from improved speed of claims
                                payments                                                          ($10.41)   ($47.86)       ($19.33)
W = line C on MCBP information  MCBP per member at December 31, 2001                              $230.11    $549.35        $319.32
                                                                                               -------------------------------------
X =V+W                          Expected MCBP per member Q4 2001 assuming improved speed of
                                claims payments                                                   $219.70    $501.49        $299.99
                                                                                               -------------------------------------

Y = line C on MCBP information  MCBP per member at December 31, 2002                              $264.70    $552.93        $336.83
                                                                                               -------------------------------------
Z = (Y-X)/X                     Medical Claims and Benefits Payable per member increase over
                                prior year (trend covered)                                           20.5%      10.3%          12.3%
                                                                                               =====================================

                                COMPARES TO:
AA                              Health care cost per member - Three months ended
                                December 31, 2001                                                 $134.86    $512.18        $240.65
BB                              Health care cost per member - Three months ended
                                December 31, 2002                                                 $157.65    $505.84        $244.98
CC=(BB-AA)/AA                   Health care cost increase per member over fourth quarter
                                of prior year                                                        16.9%      -1.2%           1.8%

                        PACIFICARE HEALTH SYSTEMS, INC.
                  CHANGES IN MEDICAL CLAIMS & BENEFITS PAYABLE

(in thousands)

BALANCE SEPTEMBER 30, 2002                      $1,061,300

IBNR claims liability increases                      2,586

Provider liabilities                               (24,117) <---  Decrease in provider capitation liabilities, provider claims administration pools and risk sharing program
                                                                  liabilities.

All other changes                                   (4,731)
                                                ----------

BALANCE DECEMBER 31, 2002                       $1,044,500
                                                ==========


                                       ###

RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

The statements in this Current Report, including those made by Howard G. Phanstiel, Gregory W. Scott, and Brad Bowlus that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to earnings guidance, the expected effect of strategies already implemented and those expected to be implemented by the company, expectations regarding commercial and specialty company membership growth, the positive benefits of new products and services, the company's ability to maintain the profitability of its Medicare+Choice business and continue its participation in the Medicare+Choice program, and the ability to execute the company's turnaround and transition into a diversified consumer health organization. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, failure to implement programs to achieve expected membership targets as a result of increased premiums or benefit adjustments, inability to execute cost control strategies, including medical management programs, actual medical claims differing from current estimates, inability to maintain required capital levels at the company's regulated subsidiaries, inability to maintain profitability and growth at the company's specialty businesses, provider financial problems or bankruptcy, provider contracts oversight relations and other matters, unexpected increases in competition, new regulations or laws relating to capitation, Medicare reimbursements, benefit mandates, service, utilization management, provider contracts and similar matters, inability of proposed new portfolio offerings to improve membership and profitability, and inability to comply with existing bank covenants. Additional information on factors, risks, and uncertainties that could potentially affect our financial results may be found in documents filed with the Securities and Exchange Commission.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 PACIFICARE HEALTH SYSTEMS, INC.



Dated: February 12, 2003                         By: /s/ Peter A. Reynolds
                                                     ---------------------------
                                                     Peter A. Reynolds
                                                     Senior Vice President and
                                                     Corporate Controller
                                                     (Chief Accounting Officer)